Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson
President and Chief Operating Officer
(914) 921-5020

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports First Quarter Results
•	Fourth Quarter Earnings of $0.88 per diluted share
•	Average AUM at $37.5 billion

Rye, New York, May 3, 2016 – GAMCO Investors, Inc. (“GAMCO” or the “Company”) (NYSE: GBL) today reported financial results for the first quarter including revenues of $81.4 million, net income of $26.0 million and earnings of $0.88 per diluted share.  On a comparable continuing operations basis, revenues were $99.8 million, net income was $23.1 million, and earnings were $0.91 per diluted share in the first quarter of 2015.

Financial Highlights
	Q1		Q1
($'s in 000's except AUM and per share data)	2016		2015 (a)

AUM - end of period (in millions)	$38,721		$45,507
AUM - average (in millions)	37,542		45,756

Revenues	81,385		99,806

Operating income before management fee (b)	46,022		42,725
Operating margin before management fee		56.5%		42.8%

Operating income	44,942		38,590
Operating margin		55.2%		38.7%

Other expense, net	(2,815)		(1,364)

Income before income taxes	42,127		37,226
Effective tax rate		38.2%		37.8%

Income from continuing operations	26,025		23,148

Income per share - continuing operations	$0.88		$0.91

Income from discontinued operations	-		1,628

Discontinued operations per share	-		$0.06

Net income	26,025		24,776

Net income per share	$0.88		$0.97

Shares outstanding at March 31 (c)	29,790		25,810
(a) Adjusted for spin-off of AC.

(b) See GAAP to non-GAAP reconciliation on page 8.

(c) Shares outstanding consist of 29,237 non-RSA shares and 553 RSA shares at March 31,
2016 and 25,103 non-RSA shares and 707 RSA shares at March 31, 2015.

Assets Under Management

				% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
	2016	2015	2015	2015	2015
Equities:
Open-end Funds	$13,807	$13,811	$16,643	(0.0%)	(17.0%)
Closed-end Funds	6,663	6,492	7,071	2.6	(5.8)
Institutional & PWM - direct	13,280	13,366	16,407	(0.6)	(19.1)
Institutional & PWM - sub-advisory	3,427	3,401	3,814	0.8	(10.1)
SICAV	38	37	-	2.7	n/m
Total Equities	37,215	37,107	43,935	0.3	(15.3)
Fixed Income:
Money-Market Fund	1,474	1,514	1,520	(2.6)	(3.0)
Institutional & PWM	32	38	52	(15.8)	(38.5)
Total Fixed Income	1,506	1,552	1,572	(3.0)	(4.2)
Total Assets Under Management	$38,721	$38,659	$45,507	0.2	(14.9)

Average AUM were $37.5 billion for the first quarter of 2016 versus $40.3 billion for the fourth quarter of 2015 and $45.8 billion for the first quarter of 2015.

Our first quarter 2016 increase in AUM versus December 31, 2015 was due to market appreciation of $1.0 billion partially offset by net outflows of $0.8 billion and net distributions of $0.1 billion.

Revenues

-
Total revenues for the first quarter of 2016 were $81.4 million, compared with $99.8 million in the prior year, reflecting fees earned in investment advisory services on a lower level of assets and a decline in distribution and other income.

-
Investment advisory fees were $70.8 million in the first quarter of 2016 versus $86.1 million in the first quarter of 2015.  Revenues from our open-end and closed-end funds and Institutional and Private Wealth Management accounts tracked our decline of average AUM in the open-end and closed-end funds as well as lower billable assets in our Institutional and Private Wealth Management accounts.

-	Distribution fees from our open-end equity funds and other income were $10.5 million for the first quarter 2016, down from $13.7 million in the prior year quarter.

Operating Income – First Quarter – Operating margin 56.5% vs. 42.8%

Operating income, which is net of management fee expense, increased 16.3% or $6.3 million, to $44.9 million in the first quarter of 2016 versus $38.6 million in the prior year period.  The first quarter of 2016 was impacted by lower revenues of $18.4 million offset by reduced variable compensation expense of $10.4 million due to the accounting for the RSU agreement that the Company entered into with Mr. Gabelli in December 2015 while first quarter 2015 included a $1.0 million charge to launch a closed-end fund and $603,000 in incremental RSA expenses.  After adjusting for removal of these non-recurring items in both the 2016 and 2015 periods, operating income was $34.5 million in the first quarter of 2016 or $5.7 million lower than the $40.2 million of the comparable prior year period.  On the same basis, operating margin improved from 40.3% to 42.4%.  See Notes to Non-GAAP measures on pages 5 for further information.

Operating income before management fee was $46.0 million in the first quarter 2016 versus $42.7 million in the first quarter 2015.  Operating margin before management fee was 56.5% versus 42.8% in the first quarter of 2015.  After adjusting for the removal of the non-recurring items in both the 2016 and 2015 periods, operating income before management fee was $35.6 million in the first quarter of 2016 as compared to $44.3 million in the first quarter of 2015 while operating margins before management fee declined from 44.4% to 43.8%.  See Notes on Non-GAAP measures on page 5 for further information.  Management believes evaluating operating income before management fee is an important measure in analyzing the Company’s operating results.  Further information regarding Non-GAAP measures is included in Notes on Non-GAAP Financial Measures and Table III included elsewhere herein.

Other expense

We recognized $2.8 million in net other expenses in the 2016 quarter versus an expense of $1.4 million in the first quarter of 2015.  This is comprised of investment income of $0.6 million in the 2016 quarter versus $0.5 million in the 2015 quarter offset by interest expense of $3.4 million in the 2016 quarter versus $1.9 million in the first quarter of 2015, reflective of the AC 4% PIK Note being outstanding for the entire first quarter of 2016 partially offset by the reduction in the Senior Notes.

Income Taxes

The Company’s effective tax rate (“ETR”) for the quarter ended March 31, 2016 was 38.2% versus 37.8% for the quarter ended March 31, 2015.

Business and Investment Highlights

-
On December 21, 2015, GAMCO announced that the Compensation Committee of the Board of Directors had unanimously approved a deferred compensation agreement with Mario J. Gabelli, Chief Executive Officer of GAMCO.  Mr. Gabelli’s variable compensation for 2016 will be in the form of Restricted Stock Units (“RSUs”) determined by the volume-weighted average price of the Company’s Class A stock during 2016.  The RSUs will vest 100% on January 1, 2020.  As a result, in 2016, Mr. Gabelli will not be paid any cash compensation that he is entitled to under the Employment Agreement approved by shareholders on May 5, 2015, and consistent with Mr. Gabelli’s agreement since 1977.  The Board determined that deferring Mr. Gabelli’s 2016 variable compensation will provide the Company with greater financial flexibility.  For GAAP reporting, the Company will recognize the RSU expense ratably over the four-year vesting period, and accordingly, this reduced compensation expense will materially enhance 2016 earnings and cash flows, and reduce earnings in 2017 through 2019.

-
On March 31, 2016, Gabelli Equity Trust completed the offering of $80 million of 5.45% Series J Cumulative Preferred Stock.  The preferred stock is perpetual, non-callable for five years, and was issued at $25 per share.

Balance Sheet

We ended the quarter with cash and investments of $64.5 million and debt of $294.1 million.  During the first quarter of 2016 we paid down $15 million of the loan to GGCP.  We have $500 million available on our universal shelf registration.  Together with earnings from operations, the shelf provides us with flexibility to do acquisitions, lift-outs, seed new investment strategies, and co-invest, as well as to fund shareholder compensation, including share repurchases and dividends.

Shareholder Compensation

During the quarter ended March 31, 2016, we returned $1.5 million of our earnings to shareholders through dividends and stock repurchases.  We repurchased 30,503 shares at an average price of $29.42 per share for a total investment of $0.9 million and distributed $0.6 million in dividends.  Since our IPO, in February 1999, we have returned $1.9 billion in total to shareholders comprised of $1.0 billion of spin-offs, $487 million in the form of dividends and $429 million through stock buybacks of 9,583,156 shares.

On May 3, 2016, GAMCO’s Board of Directors declared a regular quarterly dividend of $0.02 per share payable on June 28, 2016 to its Class A and Class B shareholders of record on June 14, 2016.

About GAMCO Investors, Inc.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.) and open-end funds and closed-end funds (Gabelli Funds, LLC).

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
Operating income before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the “Company”) as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table III.

B.
Adjusted operating income and adjusted operating income before management fee expense are used by management to evaluate its ongoing business operations.  We believe these measures are useful in evaluating the ongoing operating results of the Company absent any of these adjustments.

		1st Quarter
		2016	2015
Operating income before management fee		$46,022	$42,725
Adjustments:
Add back:	Incremental RSA expense	-	603
	Costs to launch Closed-end fund	-	1,000
Deduct:	Variable compensation reduction from RSU	(10,412)	-
Adjusted operating income before management fee		35,610	44,328
Adjusted operating margin before management fee		43.8%	44.4%

		1st Quarter
		2016	2015
Operating income		$44,942	$38,590
Adjustments:
Add back:	Incremental RSA expense	-	603
	Costs to launch Closed-end fund	-	1,000
Deduct:	Variable compensation reduction from RSU	(10,412)	-
Adjusted operating income		34,530	40,193
Adjusted operating margin		42.4%	40.3%

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors  contained in our Form 10-K and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.